Exhibit 10.13

CASH LTIP

Each LTIP Participant will be eligible to earn between 0% and 200% of the LTIP Participant’s target cash awards (the “Target Awards”)based on the Company’s Adjusted EBITDA Margin and Leverage Ratio (each as defined below) for fiscal years 2024, 2025, and 2026, with one-third of the Target Award corresponding to each of those three performance periods. Performance-based vesting of the one-third of the total Target Award that corresponds to each fiscal year’s performance period will be determined based as follows:

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50% of that portion of the Target Award will become eligible to vest based on the Company’s Adjusted EBITDA Margin for each of fiscal years 2024, 2025 or 2026, as set forth below in the table attached as Exhibit A.
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50% of that portion of the Target Award will become eligible to vest based on the Company’s Leverage Ratio for each of fiscal years 2024, 2025 or 2026, as set forth in the table attached as Exhibit A.

The achievement of Adjusted EBITDA Margin and Leverage Ratio shall be determined for each year independently of achievement in any other year during the three-year performance period. If Adjusted EBITDA Margin is achieved for fiscal year 2024 but not for year 2025, it shall still be deemed earned for 2024. Likewise, achievement for one year cannot be carried forward to future years. For actual Adjusted EBITDA Margin and Leverage Ratio achievement results between two points in the tables below, the actual vesting eligibility percentage will be determined on a pro-rata basis between points. The portion of the Total Award that is determined to be eligible to vest will be determined by the Committee prior to the third anniversary of the Grant Date and any amounts due with respect to any of the three years will vest on the third anniversary of the Grant Date, subject to the LTIP Participant’s continued service or employment through such date. Payment of any amounts due under the Cash LTIP will be made within thirty (30) days following the third anniversary of the Grant Date.

“Adjusted EBITDA” shall mean net (loss) income of the Company as determined in accordance with GAAP and reflected on the Company’s consolidated statement of income plus interest expense, income tax (benefit) expense, depreciation and amortization, stock-based compensation expense, director and officer transition costs, expenses related to the implementation of our cost reduction plan, legal settlements and related fees and expenses that are not indicative of ongoing expenses, and any other adjustments to net (loss) income disclosed by the Company in its filings with the Securities and Exchange Commission to determine Adjusted EBITDA.

“Adjusted EBITDA Margin” shall mean Adjusted EBITDA of the Company divided by net sales of the Company as determined in accordance with GAAP and reflected on the Company’s consolidated statement of income.

“Leverage Ratio” shall mean total indebtedness of the Company as determined in accordance with GAAP and reflected on the Company’s consolidated balance sheet divided by Adjusted EBITDA of the Company.

All determinations under the Cash LTIP will be made by the Committee in its sole discretion.

Exhibit A has been omitted pursuant to Item 601(a)(5) of Regulation S-K